PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (“Agreement”) is made effective as of 7:00 A.M. Mountain Time on August 15, 2013 (“Effective Time”) between SLAWSON EXPLORATION COMPANY, INC., a Kansas corporation authorized to conduct business in North Dakota, whose address is 1675 Broadway, Suite 1600, Denver, CO 80202-4675 (“Buyer”) and SAMSON OIL AND GAS USA, INC., a Colorado corporation authorized to conduct business in North Dakota, whose address is 1331 17th Street, Suite 710, Denver, CO 80202-1557 (“Seller”) (each referred to herein individually as a “Party” or collectively the “Parties”).

RECITALS

A. WHEREAS, Seller owns record title to rights and interests in and to certain oil and gas leasehold estates located within Williams County, North Dakota, and the personal property, appurtenances and contracts associated therewith, as more particularly described herein; and

B. WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, such oil and gas leasehold estates pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE OF LEASEHOLD AND WELL OPERATIONS

1.1 Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign and deliver to Buyer, effective as of the Effective Time, an undivided fifty percent (50.0%) of Seller’s right, title and interest, whether present, contingent, contractual or reversionary, in and to the following (collectively, “Assets”):

(a) The oil and gas leases (including all leasehold estates, working interests, operating rights, record title interests, mineral interests, royalty interests, overriding royalty interests, net profits interests and/or similar interests) described on Exhibit A (collectively, “Leases”), insofar and only insofar as to the lands described on Exhibit A (collectively, “Lands”), and insofar and only insofar as the Leases cover those depths lying between the stratigraphic equivalent of fifty feet (50.0’) above the top of the Bakken Formation (as the same may be found at a subsea depth of -8,834 feet TVDSS in the Long Creek #3 Well, located in the N/2SW/4SE/4, Section 36, Township 154 North, Range 99 West, 5th P.M., Williams County, North Dakota) and the stratigraphic equivalent of the base of the Three Forks Formation (as the same may be found at subsea depth of -9,124 feet TVDSS in the Long Creek #3 Well located in the N/2SW/4SE/4, Section 36, Township 154 North, Range 99 West, 5th P.M., Williams County, North Dakota) (“Bakken/Three Forks Formation”);

(b) The oil and gas wells described on Exhibit B, together with all equipment and infrastructure pertaining thereto (collectively, “Wells”);

(c) The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances that may be produced from the Leases, insofar and only insofar as the same cover the Lands and the Bakken/Three Forks Formation (collectively, “Hydrocarbons”);

(d) The unitization, pooling and communitization agreements, declarations, orders, and the units created thereby relating to the Leases, Lands and Wells, and to the production of Hydrocarbons, if any, attributable to the Leases and Lands, or lands pooled or unitized therewith;

(e) All surface leases, permits, rights-of-way, licenses, easements and other surface use or access agreements pertaining to the Leases, Lands and Wells (collectively, “Surface Agreements”);

(f) All contracts and agreements pertaining to the Leases, Lands and Wells, including without limitation those described on Exhibit C, but specifically excluding that certain Daywork Drilling Contract dated March 6, 2012 between Samson Oil & Gas Limited Montana and Frontier Drilling LLC (“Rig Lease”), concerning the Frontier 24 Rig (“Rig”); and

(g) All the files and records relating to the properties and interests described in Article 1.1 (a)-(f), including without limitation, lease records, land records, title records and well records (collectively, “Records”).

1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is hereby excepted, reserved and excluded from the transaction contemplated by this Agreement, the following (collectively, “Excluded Assets”):

(a) All oil, gas, water or injection wells located on the Leases or Lands as of the Effective Time, other than the Wells; and

(b) All subsurface formations covered by the Leases, other than the Bakken/Three Forks Formation.

1.3 Seller’s Delivery of Minimum Net Mineral Acres and Minimum Net Revenue Interest. Seller acknowledges and agrees that it shall deliver to Buyer at Closing: (a) not less than a collective 528.00 net mineral acres in the Leases and Lands (collectively, “NMA”) and (b) not less than a seventy-six and one-half percent (76.5%) net revenue interest in and to each of the Leases and Wells (collectively, “NRI”). In the event Seller is unable to deliver to Buyer the NRI pursuant to the terms of this Agreement, on or before the Final Settlement Date Seller shall execute an assignment of overriding royalty interest in favor of Buyer, in a form substantially similar to that set forth on Exhibit D, in an amount equal to the difference between the NRI owned by Seller in the Leases and Wells at the Final Settlement Date and the NRI.

1.4 Agreement as to Operation of Leases, Lands and Wells. The Parties agree that as of the Effective Time, or as otherwise provided herein:

(a) Successor Operator. Seller is presently designated as operator of the Wells, expressly excluding the Grasser 1-14 SWD Well (API No. 33-105-90242-00-00), located in the SW/4SW/4, Section 14, Township 154, Range 99 West, 5th P.M. (“SWD Well”), pursuant to joint operating agreements with third parties. As of the Effective Time, Seller shall execute and deliver to Buyer a notice of resignation as operator of the Wells, expressly excluding: (i) the SWD Well and (ii) the Billabong 2-13-14HBK Well (API No. 33-105-02974-00-00), with a surface location SW/4SE/4, Section 13, Township 154 North, Range 99 West, 5th P.M. (“Billabong Well”), pursuant to the terms of the joint operating agreements pertaining to the Wells, and the Parties shall execute North Dakota Industrial Commission (“NDIC”) NDIC Form 15 – Notice of Transfer of Oil and Gas Wells. Seller supports and consents to Buyer’s operatorship of the Leases, Lands and Wells (excluding the SWD and Billabong Wells) from and after the Effective Time, and shall use commercially reasonable efforts to support Buyer’s succession of Seller as operator of the Wells (excluding the SWD and Billabong Wells), subject to the provisions of any applicable joint operating agreement(s). Buyer acknowledges, however, that third parties may not agree to allow Buyer to succeed Seller as operator of the Leases, Lands and Wells (excluding the SWD and Billabong Wells) under such joint operating agreements or may otherwise exercise rights they may have that would preclude Buyer from succeeding Seller as operator of the Leases, Lands and Wells (excluding the SWD and Billabong Wells).

(b) Frontier 24 Rig Demobilization, Moving, and Mobilization Costs. As of the Effective Time, Seller shall provide Buyer with evidence of the termination of the Rig Lease as it pertains to the Rig, executed by Frontier Drilling LLC. Subsequent to the Effective Time, Buyer shall enter into an agreement with Frontier Drilling LLC with respect to the Rig (“New Rig Lease”). In the event Buyer, despite commercially reasonable efforts and acting as a prudent operator, is unable to utilize the Rig on the Leases and Lands during the term of the New Rig Lease, Seller shall reimburse Buyer for up to two hundred fifty thousand dollars ($250,000.00) of Rig demobilization, moving or mobilization costs actually incurred by Buyer, in order to move the Rig to a new location lying outside of the Leases and Lands. In the event any such costs are incurred by Buyer, Buyer shall provide copies of the invoices pertaining thereto, whereupon Seller shall pay such costs, not to exceed two hundred fifty thousand dollars ($250,000.00), within thirty (30) days of the receipt thereof.

1.5 Seller’s Post-Closing Participation in Well Operations; Payment of Liens. To the extent Seller elects to participate (or to continue to participate based upon a prior election) in oil and gas development operations concerning the Leases, Lands and Wells (excluding the SWD and Billabong Wells) from and after the Effective Time, Seller agrees to make payment to Buyer for any authorizations for expenditure issued to Seller by Buyer in Buyer’s capacity as operator of the Leases, Lands and Wells (excluding the SWD and Billabong Wells), within the later of: (a) five (5) days of receipt of the same or (b) five (5) days prior to spud or other commencement of the operation contemplated by the subject authorization for expenditure. In the event Seller fails to make payment to Buyer within the time set forth in this Article 1.5, Buyer shall provide Seller, via Certified U.S. Mail, with notice of Seller’s non-payment (“Non-Payment Notice”). If Seller fails to make payment to Buyer pursuant to any Non-Payment Notice within five (5) days of Seller’s receipt of the same, such failure to make timely payment of the subject authorization for expenditure shall result in Seller’s complete relinquishment of all production proceeds, rents and income attributable to Seller with respect to the well to which such authorization for expenditure relates. Seller further acknowledges that the provisions of this Article 1.5 control over and supersede any joint operating or other agreement between Seller and any third party concerning the Leases, Lands and Wells (excluding the SWD and Billabong Wells). In addition, notwithstanding anything herein to the contrary, Seller also agrees that Buyer, in its post-Closing role as operator of the Leases, Lands and Wells (excluding the SWD and Billabong Wells), may offset and retain all amounts attributable to Seller’s post-Closing proportionate share of production proceeds associated with the same to the extent necessary for Buyer to make payment of any and all amounts claimed by third parties pursuant to any mechanics, oil and gas leasehold, production and/or other liens claimed against the Leases, Lands and Wells (excluding the SWD and Billabong Wells) arising prior to the Effective Time.

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price. In consideration for the conveyance of the Assets, Buyer agrees to make payment to Seller in the amount of four million six hundred seventy-two thousand thirty-one dollars ($4,672,031.00), as the same is to be paid and adjusted pursuant to Articles 7 and 8, for the following (collectively, “Purchase Price”):

(a) Leasehold Payment. Pursuant and expressly subject to Articles 7 and 8, Buyer agrees to make payment to Seller in the amount of two million six hundred forty thousand dollars ($2,640,000.00), in payment for leasehold purchase costs associated with the Leases and Lands.

(b) SWD Payment. Pursuant and expressly subject to Articles 7 and 8, Buyer agrees to make payment (“SWD Payment”) to Seller in the amount of seven hundred fifty thousand dollars ($750,000.00), in payment for one-half (50.0%) of Seller’s proportionate share of costs incurred and paid prior to the Effective Time associated with the “SWD Well.” Notwithstanding anything herein to the contrary, in no event shall the SWD Payment include any amounts arising from (whether incurred prior or subsequent to the Effective Time) or in connection with damages to the SWD Well caused by the lightning strike occurring on or about June 25, 2013 (“Event”), all such costs to be borne by and timely paid for solely by Seller. Buyer acknowledges that Seller, through the operator of the SWD Well, has and/or will be making an insurance claim for damages to the SWD Well caused by the Event. The Parties agree that any and all proceeds received by Seller in payment of such insurance claim: (1) shall be retained solely by Seller and (2) shall have no impact of any kind on the Purchase Price, as the same may be paid and adjusted pursuant to Articles 7 and 8.

(c) Reimbursement Payment. Pursuant and expressly subject to Articles 7 and 8, Buyer agrees to make payment to Seller in the amounts of: (i) eight hundred ninety thousand seven hundred eighty-one dollars ($890,781.00”), in reimbursement for one-half (50.0%) of Seller’s proportionate costs incurred and paid prior to the Effective Time associated with the Sail and Anchor 4-13-14HBK Well (API No. 33-105-02975-00-00), with a surface location in the SW/4SE/4, Section 13, Township 154 North, Range 99 West, 5th P.M. (“Sail and Anchor Well”) and (ii) three hundred ninety-one thousand two hundred fifty dollars ($391,250.00), in reimbursement for one-half (50.0%) of Seller’s proportionate share of costs incurred and paid prior to the Effective Time associated with: (1) the Duckstein 1-13-14HTF Well (API No. 33-105-02973-00-00), with a surface location in the SW/4SE/4, Section 13, Township 154 North, Range 99 West, 5th P.M. (“Duckstein Well”) and (2) the Blackdog 3-13-14HTF Well (API No. 33-105-02976-00-00), with a surface location in the SW/4SE/4, Section 13, Township 154, Range 99 West, 5th P.M. (“Blackdog Well”).

ARTICLE 3
BUYER’S INSPECTION OF ASSETS

3.1 Access to Records. Prior to Closing and through the Final Settlement Date, Seller has made and will make the Records available to Buyer and its agents, employees and representatives at Seller’s Denver, Colorado offices during Seller’s normal business hours, for the purpose of permitting Buyer to perform its due diligence review of the Assets.

3.2 No Representation or Warranty as to Records. Except as set forth in this Agreement, Seller makes no representation or warranty as to the accuracy or completeness of the Records. Buyer agrees that any conclusions drawn from such Records shall be the result of Buyer’s own independent review and judgment.

3.3 Inspection of Assets. Prior to Closing, Buyer has, at its sole discretion, expense and risk, visited and physically inspected and tested the Assets, including without limitation, inspection and testing for the purpose of detecting the presence of violation of any Environmental Law. For purposes of this Agreement, the term “Environmental Law” shall mean shall mean any and all federal, state and local statutes, regulations, rules, orders, ordinances or permits of any governmental authority pertaining to health, the environment, wildlife and natural resources in effect in any and all jurisdictions in which the Assets are located, including, without limitation: (a) the Federal Clean Air Act, as amended; (b) the Federal Water Pollution Control Act, as amended; (c) the Federal Oil Pollution Act (“OPA90”), as amended; (d) the Federal Rivers and Harbors Act, as amended; (e) the Federal Safe Drinking Water Act, as amended; (f) the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended; (g) the Federal Superfund Amendments and Reauthorization Act (“SARA”), as amended; (h) the Federal Resource Conservation and Recovery Act (“RCRA”), as amended, (i) the Hazardous and Solid Waste Amendments Act, as amended; (j) the Toxic Substances Control Act, as amended; (k) the Federal Occupational Safety and Health Act (“OSHA”), as amended; and (l) the Federal Hazardous Materials Transportation Act, as amended.

ARTICLE 4
SELLER’S REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. As a material part of the consideration for this Agreement, Seller makes the following representations and warranties to Buyer as of the date of execution of this Agreement by all Parties through Closing:

(a) Organization, Standing and Qualification. Seller is a corporation duly authorized, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite corporate power and authority to own, lease and/or operate the Assets. Seller is qualified and in good standing to do business in the State of North Dakota.

(b) Authority. Seller has all requisite power and authority to carry on its business as presently conducted. The execution, delivery and performance by Seller of this Agreement has been duly and validly approved by all necessary corporate action, no other actions or proceeding on the part of Seller or its shareholders are necessary to authorize this Agreement and the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof shall not violate, or be in conflict with, any material provision of Seller’s governing documents, or any material provision of any agreement or instrument to which Seller is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental authority or any other entity or person is required to be made, obtained, or given by Seller in connection with the execution, delivery and performance of this Agreement.

(c) Authorization and Enforceability. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d) No Liens. The Assets shall be conveyed to Buyer at Closing free and clear of all liens and encumbrances thereon. Buyer acknowledges that the interests in the Assets of third party owners may or may not be subject to liens, encumbrances and/or judgments.

(e) Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(f) No Bankruptcy. To Seller’s knowledge, there are no bankruptcy proceedings pending, being contemplated by or, threatened against Seller.

(g) Litigation. There are no actions or suits pending against Seller with respect to the Assets and, to Seller’s knowledge, there is no proceeding, claim or investigation pending or threatened with respect to the Assets.

(h) Lease Status/Rentals. Seller has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under or associated with the Assets that is still outstanding. Seller has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured under or associated with the Assets.

(i) Accuracy of the Records. Seller makes no representations regarding the accuracy or completeness of any of the Records; provided however, Seller does represent that: (a) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets; (b) Seller has made, or prior to Closing and through the Final Settlement Date shall make, all Records in its possession available to Buyer; (c) Seller has not intentionally withheld any of the Records from Buyer; and (d) Seller does not have knowledge of any material errors, omissions, or inaccuracies in the Records.

(j) Compliance with Laws. To Seller’s knowledge, Seller has not received written notice from any governmental agency that Seller’s ownership or operation of the Assets is in violation of any applicable federal, state and local laws, including any Environmental Law, in any material respect.

(k) Material Contracts. To Seller’s knowledge, all Material Contracts affecting or pertaining to the Assets (regardless of whether such contracts have been physically provided to Buyer or not) are listed on Exhibit C, including the title of, effective date of, and the parties to such Material Contracts. To Seller’s knowledge, the Material Contracts are in full force and effect, and Seller has not received written notice of Seller’s default under any of the Material Contracts. For purposes of this Agreement, the term “Material Contracts” shall mean: (a) all area of mutual interests agreements, partnership, joint venture, farmout, letter agreements, purchase and sale agreements, acquisition agreements, and/or exploration or development program agreements or operating agreements relating to the Assets; (b) all of the production sales, marketing and processing agreements relating to the Assets which are not terminable by Seller without penalty on thirty (30) or fewer days’ notice; (c) all drilling agreements and material agreements with subcontractors of Seller; and (d) any other agreements affecting or relating to the rights to explore or develop the Leases, Lands and Wells. To Seller’s knowledge, Exhibit C lists all Material Contracts affecting or pertaining to the Assets under which Seller may have obligations or liabilities, including as a third-party beneficiary.

(l) Lease Provisions. Save and except for Lease Nos. 451000-0005-01 through 451000-0005-06 as identified on Exhibit A, all rentals, bonuses, royalties, overriding royalty interests and other substantially similar payments due under or associated with the Leases, Lands and Wells have been promptly, timely, fully and properly paid and tendered to the proper person or entity (whether private or governmental) which is entitled to receive same.

(m) No Drilling Obligations. Seller has no obligation to drill any well or wells or conduct other material development operations with respect to the Leases, Lands and Wells arising under either third party contractual agreements or under the terms and provisions of any of the Leases or Material Contracts, in order to earn or continue to hold the Leases during their respective primary terms, unless otherwise provided herein.

(n) Consent to Assign or Transfer and Preferential Rights to Purchase. No third party consents or approvals or preferential rights to purchase or rights of first refusal (or other similar provisions) are required to transfer the Assets to Buyer.

(o) Maintenance Costs. Prior to Closing, Seller has made payment of any and all delay rentals, extension payments, shut-in payments or similar payments necessary to maintain the Assets.

(p) Received Sail and Anchor Prebills. As of Closing, Seller has in its possession the amount of four hundred fifty-nine thousand eight hundred eight dollars and thirty-seven cents ($459,808.37), representing all advance payments remitted to Seller by the owners of non-operated working interests in the Sail and Anchor Well (“Received Sail and Anchor Prebill Amount”). Except for the Sail and Anchor Prebill Amount, as of Closing: (i) Seller is not in possession of any amounts paid to Seller by the owners of non-operated working interests in the Leases, Lands and Wells (excluding the SWD and Billabong Wells) pursuant to any cash calls made by Seller in its pre-Closing role as operator of the Leases, Lands and Wells (excluding the SWD and Billabong Wells) and (ii) Seller, in its pre-Closing role as operator of the Leases, Lands and Wells (excluding the SWD and Billabong Wells), has made no cash calls to the owners of non-operated working interests in the Duckstein Well; the Blackdog Well; the Tooheys 4-15-14HBK Well (API No. 33-105-03131-00-00), with a surface location in the SE/4SW/4, Section 10, Township 154 North, Range 99 West, 5th P.M. (“Tooheys Well”); and (ii) the Coopers 2-15-14HBK Well (API No. 33-105-03130-00-00), with a surface location in the SE/4SW/4, Section 10, Township 154 North, Range 99 West, 5th P.M. (“Coopers Well”).

ARTICLE 5
BUYER’S REPRESENTATIONS AND WARRANTIES

5.1 Buyer’s Representations and Warranties. Buyer makes the following representations and warranties as of the date of execution of this Agreement by all Parties through Closing:

(a) Organization and Standing. Buyer is a Kansas corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and is duly qualified to carry on business and to own the Assets in the State of North Dakota.

(b) Authority. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof shall not violate or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(c) Authorization and Enforceability. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject however to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d) Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility.

(e) Financial Resources. Buyer has the financial resources on hand and immediately available to close the transaction and fulfill the obligations contemplated by this Agreement.

(f) Buyer’s Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer has been advised by and has relied solely upon its own expertise in legal, tax and other professional counsel concerning the transaction contemplated by this Agreement, the Assets and the value thereof.

(g) Qualified to Hold Assets. Buyer is eligible under all applicable laws and regulations to own the Assets.

ARTICLE 6
COVENANTS AND AGREEMENTS

6.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer that through Closing, Seller shall not, without the express written consent of Buyer: (a) commit to drill any wells on any lands associated with the Assets or conduct any oil and gas exploration, development or production operations in connection with the Leases, Lands and Wells, or in connection with any lands pooled or unitized therewith; (b) abandon any part of the Assets (except the abandonment of Leases upon the expiration of their respective primary terms); (c) sell, transfer, assign, convey or otherwise dispose of any of the Assets, or any interest therein, to any third party; (d) enter into any farmout agreement, farmin agreement or other similar agreement or any other contract (whether oral or in writing) or any other agreement (including but not limited to, the granting of any permits for conducting geophysical exploration or other seismic or microseismic activities) affecting the Assets; (e) modify, release or terminate any of the Leases or Material Contracts; or (f) create any lien, security interest or encumbrance on the Assets, the oil or gas attributable to the Assets, or the proceeds thereof.

ARTICLE 7
CLOSING

7.1 Closing. The closing of the transaction contemplated hereby shall occur simultaneously with the execution of this Agreement by all Parties, and shall be held on or before August 15, 2013 in Buyer’s office in the manner set forth below, or such other date or location as the Parties may agree upon in writing (“Closing”).

7.2 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Payment of Purchase Price. The Parties acknowledge that the Purchase Price is subject to adjustment to account for: (i) the Received Sail and Anchor Prebill Amount and (ii) the amount of four million two hundred seventy thousand eighty-eight dollars and sixty cents ($4,270,088.60), the latter identified by Seller in its pre-Closing role as operator of the Wells (excluding the SWD Well) as the amount due to unpaid third party vendors and service contractors regarding the Wells (excluding the SWD Well) as of the Effective Time (“Unpaid Vendor Amount”). At Closing: (i) Buyer shall make payment of the Unpaid Vendor Amount to Agent as described in the Escrow Agreement attached hereto as Exhibit E and (ii) Seller shall make payment to Buyer, via wire transfer of immediately available funds, in the amount of fifty-seven thousand eight hundred sixty-five dollars and ninety-seven cents ($57,865.97), such amount representing the difference between the Purchase Price ($4,672,031.00) and the Unpaid Vendor Amount ($4,270,088.60) (such amount being four hundred one thousand nine hundred forty-two dollars and thirty-seven cents ($401,942.40)), less the Received Sail and Anchor Prebill Amount ($459,807.37).

(b) Assignment and Conveyance. Seller shall execute, acknowledge and deliver to Buyer an assignment and conveyance of the Assets, in a form substantially similar to that attached hereto as Exhibit F, containing a “by, through, and under” warranty from Seller and excluding the wellbore of the Billabong Well, along with any other regulatory form assignments that may be applicable to accomplish the transfer of the Assets.

(c) Settlement Statement. Seller and Buyer shall execute a mutually-approved settlement statement, containing a post-Closing Schedule in a form substantially similar to that attached hereto as Exhibit G.

(d) Non-Foreign Status. Seller shall provide an affidavit of non-foreign status under Section 1445 of the Internal Revenue Code.

(e) Possession. Seller shall deliver to Buyer possession of the Assets, excluding the wellbore of the Billabong Well.

(f) Release of Mortgages, Deeds of Trust, Liens, Encumbrances and Financing Statements. Seller shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements, if any, encumbering Seller’s interest in the Assets.

(g) Additional Documents. Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 8
POST-CLOSING OBLIGATIONS

8.1 Records. Seller shall make full and complete copies of the Records associated with the Assets available for pick-up by Buyer within five (5) days after Closing. Buyer agrees that the Records shall be maintained in compliance with all applicable laws governing document retention.

8.2 Transfer Taxes, Recording Fees, and Proration of Other Taxes. Buyer shall pay all sales, transfer, use or similar taxes occasioned by the sale or transfer of the Assets and Buyer shall pay all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments hereunder. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations concerning the Assets with respect to the tax period in which the Effective Time occurs shall be prorated between the Parties at Closing as of the Effective Time.

8.3 Post-Closing Treatment of Remaining Sail and Anchor Prebill Amount. Seller has identified, as of Closing, one million eight hundred seventy-one thousand one hundred six dollars and ninety-five cents ($1,871,106.95) as the outstanding amount owed to Seller by the owners of non-operated working interests in the Sail and Anchor Well pursuant to cash calls made by Seller in its pre-Closing role as operator of the Sail and Anchor Well (“Remaining Sail and Anchor Prebill Amount”). Seller shall provide Buyer with immediate written notice of its receipt of any portion of the Remaining Sail and Anchor Prebill Amount between Closing and the Final Settlement Date (“Prebill Notice”), and shall make direct payment of all such received portions of the Remaining Sail and Anchor Prebill Amount, in immediately available funds, within five (5) days of Buyer’s receipt of any such Prebill Notice. At Closing, Seller agrees to provide notice to all owners of non-operated working interests in the Sail and Anchor Well to whom Seller, in its pre-Closing role as operator of the Sail and Anchor Well, has made cash calls but which have not been paid as of the effective Time, directing such owners of non-operated working interests to forward all portions of the Remaining Sail and Anchor Prebill Amount directly to Buyer.

8.4 Post-Closing Distribution of Unpaid Vendor Amount. The Parties stipulate and agree that the distribution of the Unpaid Vendor Amount held in escrow by Agent pursuant to the Escrow Agreement attached hereto as Exhibit E shall occur solely and exclusively pursuant to such Escrow Agreement.

8.5 Billabong Well. Notwithstanding anything herein to the contrary, if as of October 1, 2013: (a) Seller is able to deliver the Billabong Well to Buyer in a condition that reasonably allows completion of the same without undue cost and expense, as determined in Buyer’s sole discretion and (b) Seller provides Buyer with evidence of: (i) copies of all of Seller’s invoices, and all third party invoices in Seller’s possession, relating to or associated with the Billabong Well and (ii) evidence of Seller’s payment of the all costs associated with the Billabong Well incurred and paid by Seller prior to the Effective Time, including front and back copies of all of Seller’s cancelled payment checks, bank verification of payment, and/or vendor verification of payment, as the case may be, Buyer agrees to remit to Seller the maximum/capped amount of eight hundred ninety thousand seven hundred eighty-one dollars ($890,781.00), in immediately available funds via wire transfer, and Seller agrees to execute an assignment of the wellbore of the Billabong Well in favor of Buyer, in a form substantially similar to that attached hereto as Exhibit F. In such case, the provisions of Articles 1.4-1.5, 8.6 and 9.1 shall apply without limitation to the Billabong Well.

8.6 Tofte 2 Pad Costs. Seller is in the process of building the Tofte 2 well pad in Section 15, Township 154 North, Range 99 West, 5th P.M. (“Tofte 2 Pad”), to be used by Buyer to drill additional wells in the drilling unit comprised of Sections 14 and 15, Township 154 North, Range 99 West, 5th P.M. (“Spacing Unit”). On or before the Final Settlement Date, Seller shall forward all invoices pertaining to the construction of the Tofte 2 Pad to Buyer, and Buyer agrees to bill such costs, in Buyer’s post-Closing role as operator of the Leases, Lands and Wells (excluding the SWD and Billabong Wells), to all the working interest owners in the Spacing Unit.

8.7 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder.

8.8 Post-Closing Settlement, Unpaid Vendor Amount Adjustment and Allocation of Costs and Taxes. Seller shall issue a final settlement statement (“Final Settlement Statement”) no less than thirty (30) days before and no more than thirty-five (35) days before expiration of the Escrow Agreement attached hereto as Exhibit F (“Final Settlement Date”), containing an updated post-Closing Schedule in a form substantially similar to that attached hereto as Exhibit G, including but not limited to any and all adjustments to the Unpaid Vendor Amount required pursuant to this Article 8. Seller shall provide evidence of payment of any costs and taxes (including, but not limited to, ad valorem, production, severance, excise or other similar taxes) attributable to the Assets prior to the Effective Time.

Buyer shall respond to Seller’s initial Final Settlement Statement with objections, proposed corrections and the reasonable support therefor within fifteen (15) days of the issuance of the Final Settlement Statement (“Final Settlement Period”). If Buyer does not respond with objections and the reasonable support therefor to the Final Settlement Statement in writing within the Final Settlement Period, such Final Settlement Statement shall be deemed approved by Buyer. In the event that Buyer does respond, object and provide reasonable support for the same within the Final Settlement Period, the Parties shall meet within five (5) days following the receipt of Buyer’s response, objections and reasonable support and attempt to resolve the disputed items. If the Parties are unable to resolve the disputed items by the end of said five (5) day period, the dispute shall be resolved by the methods set forth in Article 11. After approval by both Parties (or after final resolution of the same pursuant to Article 11), the net adjustment due pursuant to the Final Settlement Statement for the Assets shall be summarized and provided to Agent as defined in the Escrow Agreement attached hereto as Exhibit E, and a net distribution shall be made, to Buyer or Seller as the case may be, by Agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit E.

ARTICLE 9
ASSUMPTION AND RETENTION OF OBLIGATIONS AND
INDEMNIFICATION; DISCLAIMERS

9.1 Pre-Effective Time Liabilities and Obligations. Provided that Closing occurs and provided that Buyer gives written notice to Seller in accordance with Article 9.6 below, Seller shall retain and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations relating to Seller’s ownership or operation of the Assets (specifically including under any Environmental Law) which are attributable to periods prior to the Effective Time (“Retained Liabilities”). The Retained Liabilities shall expressly include all claims, costs, expenses, liabilities and obligations relating to Seller’s ownership and/or operation of the Billabong Well, until such time as Buyer assumes operatorship of the same pursuant to Article 8.5.

9.2 Post-Effective Time Liabilities and Obligations. Upon Closing, Buyer and Seller shall each be responsible and liable for their respective interests in the Assets pursuant to the provisions of Articles 9 and 10.

9.3 Indemnification.

(a) Losses. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding, however, any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified party indemnifying a third party, except to the extent the indemnified party suffers such damages to a third party (other than as a result of the indemnified party’s indemnification of such third party).

(b) Seller’s Indemnification of Buyer. If the Closing occurs, Seller shall defend, indemnify, and save and hold harmless Buyer, and its parents, subsidiaries, officers, directors, employees, agents and affiliates, and/or their respective successors and/or assigns, from and against all Losses which arise directly or indirectly from or in connection with: (a) the Retained Liabilities; (b) any breach by Seller of this Agreement or any of Seller’s representations or warranties herein; and (c) any costs associated with the Assets attributable to interests therein of owners of non-operated working interests in the Leases, Lands and Wells which, as of the Effective Time: (i) are represented by invoices or authorizations for expenditures issued by Seller prior to the Effective Time which have not been paid by such owners of non-operated working interests in the Leases, Lands and Wells and/or (ii) have not been submitted to such owners of non-operated working interests in the Leases, Lands and Wells for payment by Seller prior to the Effective Time.

(c) Buyer’s Indemnification of Seller. If the Closing occurs, Buyer shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with any breach by Buyer of this Agreement or any of Buyer’s representations or warranties herein.

9.4 No Insurance; Subrogation. The indemnifications provided in this Article 9 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.

9.5 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

9.6 Notice of Claim, Assumption or Defense and Settlement of Claim. Promptly upon the discovery thereof, Seller or Buyer, as may be the case, shall give written notice to the other of any claim with respect to which the Party giving notice asserts it is entitled to indemnity or payment pursuant to this Article 9. For purposes of this Agreement, the Party giving notice of a claim shall be referred to as the “Indemnified Party,” and the Party receiving notice of a claim shall be referred to as the “Indemnifying Party.” In the event that the Indemnified Party gives notice of a claim to the Indemnifying Party, such notice shall set forth the facts known to the Indemnified Party pertaining to the claim and shall specify the manner in which the Indemnified Party proposes to respond to the claimant. Within ten (10) days of receipt of such notice, the Indemnifying Party shall state in writing whether the Indemnifying Party shall assume responsibility for and conduct the negotiation, defense or settlement of the claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed. In the event that the Indemnifying Party assumes control of the claim, the Indemnified Party shall at all times have the right to participate, at its sole cost and expense, in any resolution thereof. As a condition precedent to indemnification under this Article 9, up to the amount of indemnification, the Indemnified Party shall assign such claim to the Indemnifying Party, and the Indemnifying Party shall become subrogated to all rights, claims and causes of action of the Indemnified Party against third persons arising out of or pertaining to the matters for which the Indemnifying Party provided indemnification. The indemnification obligations of the Parties shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification as set forth in this Article 9. Seller’s and Buyer’s indemnifications contained in this Agreement shall survive for a period of five (5) years after Closing.

ARTICLE 10
MISCELLANEOUS

10.1 Assignments. This Agreement shall be binding upon and shall inure to the benefit of the Parties and, except as otherwise prohibited, their respective successors and assigns. Nothing contained in this Agreement, or implied herein, is intended to confer upon any other person or entity any benefits, rights or remedies under this Agreement. Unless provided for otherwise under the terms hereunder, this Agreement, the Assets, and the interests, obligations and rights acquired by the Parties hereunder may be freely assigned by the Parties, in whole or in part, without the express written consent of the other Parties; provided however, that any assignment of any rights under this Agreement shall contain a provision indicating that the assignment is expressly made subject to this Agreement and the assignee shall agree to be bound by the terms and conditions hereof.

10.2 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated by reference and constitute a part of this Agreement.

10.3 Expenses. Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer and/or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring such fees, costs or expenses, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

10.4 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice: (a) if personally delivered, when received; (b) if sent by facsimile transmission, when received; (c) if mailed, five (5) business days after mailing, certified mail, return receipt requested; or (d) if sent by overnight courier, one (1) day after sending. All notices shall be addressed as follows:

If to Seller:

Samson Oil and Gas USA, Inc.

1331 17th Street

Suite 710

Denver, CO 80202-1557

Attn: Terry Barr

Telephone: (303) 296-3994

Facsimile: (303) 295-1961

If to Buyer:

Slawson Exploration Company, Inc.

1675 Broadway

Suite 1600

Denver, CO 80202-4675

Attn: R. Todd Slawson
Telephone: (303) 592-8880 x. 230
Facsimile: (303) 592-8881

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

10.7 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may be altered or amended only by a written agreement executed by both Parties.

10.8 Headings. The headings of this Agreement are for guidance and convenience of reference only, and shall not limit, enlarge or otherwise affect any of the terms or provisions of this Agreement.

10.9 Construction. The Parties acknowledge that this Agreement is the result of negotiations between them and that the provisions of this Agreement shall be construed and enforced in accordance with their fair meaning, and shall not be strictly construed for or against any Party.

10.10 Relationship of the Parties. The duties, obligations, and liabilities of the Parties are intended to be several and not joint or collective. This Agreement is not intended to create, and shall not be construed to create, an association, trust, mining partnership or joint venture, or to impose any partnership duty, obligation, or liability with regard to any one or more of the Parties. Each Party shall be individually responsible only for its own obligations as herein provided.

10.11 Real Property Covenant. All of the provisions of this Agreement shall be deemed covenants running with the Assets which are now or hereafter become subject to this Agreement.

10.14 Authority to Enter Into Agreement. Each Party covenants to the other Party that it has the legal authority to enter into and perform this Agreement and each obligation assumed by such Party under this Agreement.

10.15 Counterparts/Fax Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Fax or .pdf signatures shall be considered binding.

10.16 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

10.17 Governing Law; Dispute Resolution; Dispute Jurisdiction. This Agreement and the transactions contemplated hereby and any dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of North Dakota, without regard to its conflicts of laws rules. In the event of a dispute between the Parties concerning the performance of this Agreement, the Parties hereby agree to first submit such dispute to the non-binding decision of a mutually-agreeable third party mediator, and to participate in such mediation in good faith (“Mediation”). In the event Mediation fails to resolve the dispute between the Parties, each Party may thereafter exercise any and all rights it may have in seeking the resolution of such dispute and the relief from any and all damages incurred by reason of such dispute. In such case, the Parties agree that the state and federal courts of the State of Colorado shall be the sole and exclusive jurisdiction in which such rights may be exercised.

10.18 Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

10.19 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

10.20 Survival. The representations, warranties and covenants contained in this Agreement shall survive Closing for a period of five (5) years, unless otherwise provided herein.

10.21 No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

10.22 Waiver. The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

10.23 Limitation on Damages. The Parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits, in any dispute resulting, relating or arising, directly or indirectly, from any breach or threatened breach of this Agreement or the transactions contemplated hereby.

10.24 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

10.25 Announcements. Except as and to the extent required by law, neither Buyer nor Seller will make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a transaction between the Parties or any of the terms, conditions, or other aspects of this Agreement or the transaction contemplated thereby, without the prior written consent of the other.

THIS PORTION INTENTIONALLY LEFT BLANK

SIGNATURE PAGES TO FOLLOW

COUNTERPART EXECUTION

Attached to and made a part of that certain Purchase and Sale Agreement between Slawson Exploration Company, Inc., as Buyer, and Samson Oil and Gas USA Inc., as Seller

BUYER:
SLAWSON EXPLORATION COMPANY, INC.

/s/ R. Todd Slawson
R. Todd Slawson
President

STATE OF COLORADO	)
) ss
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged, signed and subscribed before me this 15th day of August 2013, by R. Todd Slawson, President Slawson Exploration Company, Inc., who represented that he was duly authorized to execute the foregoing instrument for the uses and purposes set forth herein.

__________________________________

Print Name:_________________________

Notary Public

State of Colorado

My Commission Expires:_______________

COUNTERPART EXECUTION

Attached to and made a part of that certain Purchase and Sale Agreement between Slawson Exploration Company, Inc., as Buyer, and Samson Oil and Gas USA Inc., as Seller

SELLER:
SAMSON OIL AND GAS USA INC.

/s/ Terence Barr
Terence Barr
President and Chief Executive Officer

STATE OF COLORADO	)
) ss
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged, signed and subscribed before me this ____ day of August 2013, by Terence Barr, President and Chief Executive Officer, Samson Oil and Gas USA Inc., who represented that he was duly authorized to execute the foregoing instrument for the uses and purposes set forth herein.

__________________________________

Print Name:_________________________

Notary Public

State of Colorado

My Commission Expires:_______________